UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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OceanFirst Financial Corp.
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OceanFirst Financial Corp.

Statement on Board Composition and Independence

OceanFirst First Financial Corp. (“OceanFirst”) is providing additional information to assist stockholders in deciding how to vote on its Director nominees and to encourage them to vote in favor of each nominee.

OceanFirst is proud of the composition of its Board, the backgrounds and accomplishments of its members, and its corporate governance. With respect to its governance regarding the Board, OceanFirst has:

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Eliminated the Three Year Terms for Board Members. OceanFirst eliminated its classified Board in 2018 to allow stockholders to vote on Director Election each year and so that Board members will be held accountable to stockholders and each other. OceanFirst views annual feedback as helpful and healthy.

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Board Refreshment. Over each of the last several years, OceanFirst has added highly experienced, accomplished, energetic and motivated Directors with increasingly diverse skills and knowledge, including of its new markets, to complement its existing members. Of its Board members nominated for election, two directors were appointed in 2020, three in 2019, four in 2018 and one in 2016. Over the same period of time, seven Directors retired from the Board in order to create the opportunity for the Bank to add talent and experience that was particularly suited to the challenges facing OceanFirst and the regional banking sector.

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Self-Assessment Process. Each year, the Board, led by its Leadership Committee and assisted by an outside consultant, performs a comprehensive self-assessment to review the performance of the Board and individual Directors. This self-assessment has resulted in the above efforts, among other actions that the Board believes contributes to its effective governance.

OceanFirst’s Board of Directors recommends a vote FOR each nominee. While three Board members (Katsoulis, Maher, and Vallacchi) are not independent under Nasdaq standards, and four Directors (Coscia, Devlin, Moss, and Murphy) are non- independent non-executive directors in the view of ISS, OceanFirst believes that the Board as a whole is well functioning, provides effective oversight and is a formidable challenge to management. Further, the Directors with respect to whom independence may be deemed an issue bring valuable contributions to the Board, and in fact provide the highly effective supervision that stockholders should expect in a well-managed institution with effective corporate governance:

Anthony Coscia. OceanFirst views Mr. Coscia as independent, although he is a partner of Windels Marx Lane & Mittendorf, a regional law firm of nearly 150 lawyers that has represented OceanFirst for approximately 8 years, well before Mr. Coscia joined the Board as a result of OceanFirst’s 2018 merger with Sun Bancorp. Mr. Coscia was the independent Chairman of the Board of Sun Bancorp and was selected by OceanFirst’s Leadership Committee from a very strong Board. OceanFirst paid Windels Marx under $50,000 for legal services in 2019, which is a negligible portion of both OceanFirst’s legal budget and Windels Marx’s revenues. Mr. Coscia himself does not provide any legal services to OceanFirst - the work is entirely performed by attorneys who have represented OceanFirst since it first engaged Windels Marx. In addition to being the Chairman of Amtrak and of Suez North America, Inc., Mr. Coscia was recently appointed to New Jersey Governor Philip Murphy’s Restart and Recovery Commission in order to assist with New Jersey’s recovery from the economic harm caused by the pandemic. OceanFirst is proud to have Mr. Coscia as a Board member and believes that he is independent and provides invaluable insight and expertise, and that the fees paid to Windels Marx do not impair Mr. Coscia’s ability to act in the best interests of OceanFirst’s shareholders.

Michael Devlin. Michael Devlin joined the Board in 2016 when OceanFirst acquired Cape Bancorp, Inc. (“Cape”). Cape negotiated for Mr. Devlin, who was its CEO, to join the Board so that he could provide additional banking expertise, as well as provide adequate oversight on behalf of the Cape stockholders that were becoming stockholders of OceanFirst. Prior to joining OceanFirst, Mr. Devlin founded and built two banks, successfully sold those two banks as well as Cape and has long served as a Director of Marquette Bank in Chicago, including as Chair of the Marquette Board Audit Committee. His knowledge and experience in the banking sector includes substantial board and governance credentials. Mr. Devlin immediately established himself as a highly-involved Director with an eye for detail and holds a certification in cybersecurity governance from Carnegie Mellon University. In recognition of his contributions, he was appointed Chairman of the Risk Committee in 2018. Mr. Devlin holds over 146,000 shares of OceanFirst stock (as of the record date), demonstrating the alignment of his interests with stockholders generally. The Board believes he is highly effective and independent, notwithstanding his service as CEO of a company that OceanFirst acquired in 2016. Mr. Devlin has historically enjoyed strong stockholder support in his OceanFirst elections. In any event, Mr. Devlin will be viewed as independent by ISS in 2021 (five years from the Cape acquisition).

Nicos Katsoulis. Mr. Katsoulis joined OceanFirst upon the acquisition of Sun Bancorp and Sun National Bank in 2018, where he was Chief Lending Officer. At OceanFirst’s request he joined OceanFirst to assist with the transition following the merger and then extended his employment to fill a vacancy in the Chief Credit Officer position. His employment with OceanFirst was temporary in nature and lasted less than one year. He was appointed to the Board in 2019 due to his vast knowledge of commercial lending and commercial real estate. His experience in troubled bank recovery work includes executive and board level responsibility at several banks, including serving as Chief Lending Officer of Atlantic Bank of New York and serving on the Board of State Bank of Long Island where he Chaired the Board Loan Committee and Board Litigation Committee. He is a widely acknowledged commercial credit expert with deep experience in the New York metropolitan area. Mr. Katsoulis is particularly valuable to the Board given the Bank’s recent expansion into metropolitan New York City. Recently, in light of his contributions to the Board and its Risk Committee, and due to concern about the current economic environment, the Board appointed Mr. Katsoulis as Chair of OceanFirst Bank’s Loan Committee, replacing CEO and Chairman Maher. Mr. Katsoulis will be independent under Nasdaq rules in 2021.

Christopher D. Maher. As a CEO, Mr. Maher is not independent. He is considered an innovative leader in community banking, and is the leader of the OceanFirst franchise. The Board is highly satisfied with his experience, performance as CEO, and integrity. Mr. Maher holds a substantial economic interest in OceanFirst stock, aligning his interests with those of stockholders. He was named Chairman of the Board, in part because of his respect for corporate governance and ability to work with and coordinate the workings of the Board. His experience outside of OceanFirst includes current and past service on the Boards of Helen Keller Services, Monmouth University, Hackensack Meridian Hospitals Corporation, and the New Jersey Bankers Association. Mr. Maher also serves as a director of the Federal Reserve Bank of Philadelphia. His board service in the healthcare, higher education, and financial service sectors have contributed to his experience as a governance expert.

William Moss. William Moss joined the Board in 2020 when OceanFirst acquired Two River Bancorp (“Two River”). In that merger, Two River negotiated for a Director to join OceanFirst’s Board to represent the constituency of Two River stockholders. Two River’s Board recommended Mr. Moss, who was its Chairman and CEO. Following a selection process led by OceanFirst’s Leadership Committee, OceanFirst’s Board appointed Mr. Moss. Mr. Moss holds over 100,000 shares of OceanFirst stock (as of the record date), demonstrating the alignment of his interests with stockholders generally. The Board believes he is independent notwithstanding his service as CEO of a company that OceanFirst acquired.

Joseph Murphy, Jr. Joseph Murphy Jr. joined the Board in 2020 when OceanFirst acquired Country Bank Holding Company, Inc. (“CBHC”). In that merger, CBHC negotiated for Mr. Murphy, who was its CEO, to join OceanFirst’s Board to represent the constituency of CBHC stockholders, the majority of whom are Mr. Murphy’s family members. In addition to substantial banking expertise, Mr. Murphy brings the Board extensive knowledge of the New York markets into which the Bank is expanding. He holds over 300,000 shares of OceanFirst stock (as of the record date), demonstrating the alignment of his interests with stockholders generally. The Board believes he is independent notwithstanding his service as CEO of a company that OceanFirst acquired.

Grace Vallacchi. As OceanFirst’s Chief Risk Officer, Ms. Vallacchi is not independent. Notwithstanding that, as Chief Risk Officer, her perspective is highly aligned with the Board’s risk management culture. Further, as a former senior official at the Office of the Comptroller of the Currency, OceanFirst Bank’s primary regulator, the Board considers her expertise and presence on the Board invaluable in navigating the regulatory environment. Recently, Ms. Vallacchi has made substantial contributions to OceanFirst’s pandemic response, leading its Pandemic Oversight Committee of officers.

OceanFirst notes that many of its Board members joined the Board as a result of a merger. OceanFirst has used its mergers to attract highly accomplished Board members, being able to select the most qualified Directors of the acquired institutions. It is noted that none of the former CEOs that joined OceanFirst as a result of a merger (Messrs. Devlin, Moss and Murphy) had any relationship to OceanFirst prior to the merger. OceanFirst questions why serving as CEO of an entity that was acquired should affect the Director’s independence and ability to act in the best interests of OceanFirst’s shareholders. In fact, OceanFirst’s experience has been that the opposite is true, those Directors feel a great responsibility to stockholders, particularly the stockholders of their former companies who became OceanFirst stockholders as a result of the merger, and provide the expertise to serve as a credible challenge to management.

OceanFirst’s Board recommends that stockholders vote FOR each of the nominees for Directors, including Directors Coscia, Devlin, Katsoulis, Maher, Moss, Murphy, and Vallacchi.